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                                                                   EXHIBIT 10.10


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is effective as of January 1, 2000 (the "Effective Date"), by and between Genomic Solutions Inc., a Delaware corporation (the "Company"), and Jeffrey S. Williams ("Williams") and shall supersede that Employment Agreement between Williams and the Company, dated January 1, 1998.

                                    RECITALS:

         The Company desires to continue the employment of Williams and Williams desires to continue to be employed by the Company, on the terms and subject to the conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:


     1.       Employment.

         a. The Company agrees to employ Williams and Williams accepts the employment, on the terms and subject to the conditions set forth below. During the term of employment hereunder, Williams shall at all times serve as President and Chief Executive Officer of the Company, and shall have the responsibilities and authorities to do and perform diligently all such services, acts and things as are customarily done and performed by the principal executive officer of companies in similar business and size to the Company, including but not limited to those authorities and responsibilities not specifically withheld by the Directors of the Company (the "Board") or shareholders in the Amended and Restated Certificate of Incorporation (the "Certificate"), Bylaws or other agreements executed by the Company of which Williams has knowledge, together with such other duties as may reasonably be requested from time to time by the Board, which duties shall be consistent with Williams' positions as set forth above. Specifically, Williams' responsibilities include, but are not limited to:

               1). all operating functions of the Company, including marketing, sales, manufacturing, research and development, international, finance and accounting, service and technical support;

               2).  strategic planning and business development;

               3).  capital structure and financings; and

               4). corporate governance issues, legal structure and standing, and compliance with laws and regulations.


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               b.   Williams shall report directly to the Board throughout the term of this Agreement.


               c. For service as an officer and employee of the Company, Williams shall be entitled to the full protection of the applicable indemnification provisions of the Certificate and Bylaws of the Company, as they may be amended from time to time, and as provided by law.

     2.       Term and Location of Employment.


                  Subject to the provisions for termination provided below, the term of Williams' employment under this Agreement shall commence on the Effective Date and shall continue thereafter for a period of three (3) years after the Effective Date. For the term of this Agreement, Williams' employment shall be within the immediate vicinity of Ann Arbor, Michigan.

     3.       Devotion to the Company's Business.


                  Williams shall devote his best efforts, knowledge, skill, and his entire productive time, ability and attention to the business of the Company during the term of this Agreement.

     4.       Compensation.

         a. During the term of this Agreement, the Company shall pay or provide, as the case may be, to Williams the compensation and other benefits and rights set forth in this Agreement, including but not limited to, paragraphs 4, 5, 6 and 13 of this Agreement.

         b. Base Compensation. As compensation for the services to be performed hereafter, the Company shall pay to Williams, for the calendar year 2000, a base salary (the "Base Salary") of Two Hundred Twenty Five Thousand Dollars ($225,000.00), payable in twenty-four (24) equal semi-monthly payments of Nine Thousand Three Hundred Seventy Five Dollars ($9,375.00).

         c. Annual Salary Increase. Williams' salary shall be reviewed at least once annually and may be increased, but shall not be decreased, in the sole discretion of the Board.

         d.       Bonuses.
                  I. Performance Bonus. Williams shall be eligible for the performance bonuses set forth herein, which if earned (as set forth on Exhibit A), shall be paid either annually or semi-annually, as determined by the Compensation Committee of the Board. For each calendar year under this Agreement, Williams shall be eligible for a performance bonus not to exceed fifty


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               percent (50%) of Williams' Base Salary for the year in issue. The amount, if any, of any performance bonus that Williams' shall be entitled to receive shall be determined in accordance with Exhibit A, and if earned, paid no later than March 31st of the year following the year in which the bonus was earned.
          II. Liquidity Bonus. In the event of any acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued by the acquiring corporation or its subsidiary (other than a mere re-incorporation transaction), a sale, conveyance or disposition of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than Fifty Percent (50%) of the voting power is disposed of to a single holder, or group of affiliated holders, who do not possess said 50% of the voting power at the time of execution of this Agreement, or should the Company sell more than Three Million (3,000,000) shares of its common stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, at a sale price equal to or exceeding Eight Dollars ($8) per share (each a "Liquidity Event"), the Company shall pay to Williams, immediately prior to such Liquidity Event, One Hundred Fifty Thousand Dollars
               ($150,000.00). The Company shall be obligated to pay the Liquidity Event bonus for one, and not more than one, Liquidity Event.


     e. Disability. During any period that Williams fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the "Disability Period"), Williams shall continue to receive his full Base Salary, bonuses and other benefits at the rate in effect for such period until his employment is terminated by the Company pursuant to Section 8a(4) hereof; provided, however, that payments so made to Williams during the Disability Period shall be reduced by the amounts, if any, which are paid to Williams at or prior to the time of any such payment under disability benefit plans of the Company.

5.    Benefits.

     a. Insurance. The Company shall provide to Williams all benefits normally provided to employees of the Company, including life, medical, dental and long term and short term disability insurance for himself, his spouse and eligible family members as may be determined by the Board to be consistent with the Company's standard policies. Additionally, the Company shall compensate Williams in an amount that, net of all applicable taxes, is sufficient to pay the premiums on a term life insurance policy on his life in the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00). The Company shall procure such policy and pay the premium amounts directly to the insurer for the benefit of Williams, pay the amounts owing on such compensation to the appropriate taxing authorities as and when due, and


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          include the gross amount paid for Williams' benefit hereunder in
          Williams' W2 income. Williams shall be the owner of such policy.

     b. Benefit Plans. Williams, at his election, may participate, during his employment hereunder, in all retirement plans, 401(k) plans and other benefit plans of the Company generally available from time to time to other executive officers of the Company and for which Williams qualifies under the terms of the plans (and nothing in this Agreement shall or shall be deemed to in any way affect Williams' right and benefits under any such plan except as expressly provided herein). Williams shall also be entitled to participate in any equity, stock option or other employee benefit plan that is generally available to senior executives. Williams' participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

     c. Annual Vacation. Effective as of January 1 of each year hereunder, Williams shall be entitled to three (3) weeks of paid vacation time for such year, and up to two (2) weeks of unused vacation time in such year may be carried over into the next year. Upon any termination of this Agreement for any reason whatsoever, unused paid vacation time to which Williams is entitled to in that year shall be paid to Williams within ten (10) days of such termination based on the Base Salary in effect on the effective date of such termination.

     d. Disability Policy. The Company shall compensate Williams in an amount that, net of all applicable taxes, is sufficient to pay the premiums on a disability insurance policy ("Disability Policy"). The Disability Policy shall, at a minimum, provide for the payment of Sixty Percent (60%) of Williams Base Salary for the remainder of his life after a 180-day waiting period. The Company shall procure such policy and pay the premium amounts directly to the insurer for the benefit of Williams, pay the amounts owing on such compensation to the appropriate taxing authorities as and when due, and include the gross amount paid for Williams' benefit hereunder in Williams' W2 income. Williams shall be the owner of such policy.

6.  Reimbursement of Business Expenses.

          The Company shall reimburse Williams or provide him with an expense allowance during the term of this Agreement for travel, car, telephones, and other expenses reasonably and necessarily incurred by Williams in connection with the Company's business. Williams shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.



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7.     Intentionally Omitted.

8.     Termination of Employment.

         a. Williams' employment under this Agreement may be terminated prior to the date ending three (3) years after the Effective Date under the following circumstances only:

         1). by the Company, at any time other than a Disability Period under
         Section 4e, for any reason whatsoever or for no reason upon not less than sixty (60) days written notice to Williams;

              2). by the Company, at any time for "cause" as defined below, but only after written notice to Williams, and Williams' failure to cure within thirty (30) days of receipt of such notice;

              3) by Williams at any time for any reason whatsoever, or for no reason, upon not less than sixty (60) days written notice to the Company.

              4) by Williams, at any time should any of the following occur, but only after written notice to the Company, and the Company's failure to cure within thirty (30) days of receipt of such notice: (i) a material breach of this Agreement by the Company, (ii) the occurrence of any event set forth in Section 11 hereof, or (iii) should the Company file a petition of bankruptcy or otherwise be unable to meet its bills, debts, and other obligations as they become due;

              5) by the Company upon Williams' "permanent disability" as defined below, without prior notice; and

              6)      upon Williams' death.

         b. For purposes hereof, for "cause" shall mean the material breach of any provision of this Agreement by Williams (including but not limited to a material breach of Section
                  15), or any action of Williams (or Williams' failure to act), which involves malfeasance, fraud, or moral turpitude, which, if generally known, would have a material adverse effect on the Company.

         c. For purposes hereof, Williams' "permanent disability" shall be deemed to have occurred after one hundred eighty (180) consecutive days during which Williams, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties under this Agreement. The date of permanent disability shall be the one hundred eightieth (180th) day. In the event either the Company or Williams, after receipt of notice of Williams' permanent disability from the other, disputes that Williams' permanent disability shall have occurred, Williams shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in Michigan and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, Williams is capable of resuming his employment and devoting his full time and energy to discharging his duties within

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                  thirty (30) days after the date of such statement, such
                  permanent disability shall be deemed to have occurred.


9.       Compensation Upon Termination or Disability.

         a. In the event that the Company terminates Williams' employment under this Agreement without "cause" pursuant to Section 8(a)(1) hereof, or upon failure of the Company to enter into a new employment agreement with Williams by the conclusion of this Agreement, or upon Williams' termination of his employment pursuant to Section 8(a)(4), the Company shall promptly pay Williams the sum of: (i) all accrued compensation and bonus earned through the effective date of termination and
                  (ii) the greater of the compensation owed Williams for the remainder of the original three (3) year term of this Agreement or two times the sum of Williams' Base Salary for the prior twelve month period.. Additionally, the Company shall continue to pay and provide Williams all other benefits under this Agreement for the remainder of the original three
                  (3) year term of this Agreement unless and until Williams materially breaches Section 15 of this Agreement. Notwithstanding anything contained herein to the contrary, in the event of such termination of employment, the gross amounts necessary to cover the premiums on the life insurance and disability insurance policies under Sections 5a and 5d, and the applicable taxes thereon referenced in such Sections, shall be paid directly to Williams and he shall be responsible for the payment of the applicable taxes on all such gross amounts received.

         b. In the event of termination of Williams' employment by the Company under this Agreement for "cause" pursuant to Section 8(a)(2), or if Williams voluntarily terminates his employment for any reason other than pursuant to Section 8(a)(4), Williams shall be entitled to no further compensation or other benefits under this Agreement, except for any unpaid salary, bonus and benefits accrued and earned by him hereunder up to and including the effective date of such termination.

         c. In the event of termination of Williams' employment under this Agreement due to Williams' permanent disability or death (Sections 8(a)(5) or (6)), Williams (or his successors and assigns in the event of his death) shall be entitled to that portion of any unpaid salary, bonus and benefits accrued and earned by him hereunder up to and including the effective date of such termination.

         d. Notwithstanding anything to the contrary in this Section 9, the Company's obligation to pay, and Williams' right to receive, any compensation under this Section 9, shall terminate as follows: (i) if Williams is then an employee of the Company, upon the termination of his employment for "cause" under Section 8(a)(2) for a material breach of Section 15 hereof; or (ii) if Williams is not then an employee of the Company, upon Williams' material breach of Section 15 hereof.


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     10.      Resignation of Executive. Upon any termination of Williams'
              employment under this Agreement, Williams shall be deemed to have resigned from any and all offices and directorships held by Williams in the Company and any entities controlled by the Company (the "Affiliates").

     11. Effect of the Company's Merger, Sale or Transfer of Assets, and Termination of Williams' Employment. In the event of any acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction), a sale, conveyance or disposition of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than Fifty Percent (50%) of the voting power is disposed of to a single holder, or group of affiliated holders, who do not possess said 50% of the voting power at the time of execution of this Agreement (other than the Company's sale of its common stock pursuant to a registration statement filed under the Securities Act of 1933, as amended), wherein Williams does not elect to continue or accept employment with the Company or the surviving or purchasing entity, then the Company shall pay to Williams, immediately prior to such merger, consolidation, sale or transfer of assets, an amount equal to the sum of (a) the portion of any unpaid salary, bonus and benefits accrued and earned by Williams hereunder up to and including the effective date of such change in control; and
              (b) an amount equal to two times the sum of Williams' Base Salary paid to Williams during the previous twelve (12) months.

     12. Stock Options. In the event of termination of Williams' employment by the Company under this Agreement for "cause" pursuant to Section 8(a)(2) hereof, all unvested stock options or other stock based compensation awarded to Williams that has not vested shall lapse and be of no further force or effect whatsoever. In the event of termination of Williams' employment pursuant to Sections 8(a)(3), Williams shall have ninety (90) days from his last day of employment to exercise all vested options, including options that may vest during the 90 day period. In the event of termination of Williams' employment pursuant to Sections 8(a)(1), (4), (5), and (6)(i) all stock options and other stock based compensation awarded to Williams shall immediately become fully vested and immediately exercisable; and (ii) the Company shall remain obligated to issue to Williams those stock options identified in Section 13 in accordance with the terms of Section 13. Any Stock Option Agreements between the Company and Williams shall be amended to conform to the provisions of this Section 12.

     13. Issuance of Stock Options. Upon execution of this Agreement, the Company shall enter into an award agreement ( "Award Agreement") with Williams granting Williams an option ( "Option") to purchase One Hundred Fifty Thousand (150,000) shares of the Company's common stock ("Option Shares") with an exercise price equal to ninety percent (90%) of the initial public offering price should The Company complete an initial public offering where the aggregate offering price to the public is at least Twenty Million Dollars ($20,000,000.00), and where the public offering price per share is not less than Eight Dollars ($8.00) per share (an "IPO"). All terms and

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              conditions regarding this option shall be identical to those contained in that Employment Agreement between Williams and the Company dated January 1, 1998, which terms and conditions are hereby incorporated by reference herein, except as specifically modified by the terms of this Section 13. This option will vest in five (5) equal annual installments, each consisting of the right to purchase Thirty Thousand (30,000) shares, with the first installment vesting upon the closing of the IPO and subsequent installments vesting upon the ensuing four (4) anniversaries of the IPO closing thereafter (unless earlier vesting occurs pursuant to Section 12 hereof). The options may be exercised at any time after vesting until the expiration of five (5) years after the date of vesting.

     14. Registration Rights. Williams shall be granted unlimited "piggyback" rights to the extent permissible under the Company's current Certificate and Bylaws, and to the maximum extent possible without breaching the terms of any agreement to which the Company is currently a party.

     15.      Confidentiality.

         a.       Williams agrees that:

              1). Except pursuant to, and in accordance with the terms of, any confidentiality and nondisclosure agreements which from time to time may be entered into by the Company in pursuing financing, acquisitions or other transactions, Williams will not at any time, for so long as any Confidential Information (as defined below) shall remain confidential or otherwise remain wholly or partially protectable, either during the term of this Agreement or thereafter, use or disclose, directly or indirectly, to any person outside of the Company or any Affiliate any Confidential Information, except as may be required for the performance of his duties for the benefit of the Company; and

              2). promptly upon the termination of this Agreement for any reason, Williams (or in the event of Williams' death, his personal representative) shall: (i) return to the Company any and all copies (whether prepared by or at the direction of the Company or Williams) of all records, drawings, materials, memoranda and other data constituting or pertaining to Confidential Information in Williams' possession; or (ii) certify in writing to the Company the destruction of, and/or his lack of possession of, all such materials described in subsection (i) herein.

         b.     As used in this Agreement, the term "Confidential
                Information" shall mean all business information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by the Company or any Affiliate (other than by the act or acts of an employee not authorized by the Company or any Affiliate to disclose such information) and which relates to any one or more of the aspects of the present or past business of the Company or any of the Affiliates or any of their respective predecessors. Confidential Information may include but may not be limited to, patents and patent applications, inventions and improvements (whether or not patentable), development projects, policies, processes, formulas, techniques, know-how, and other facts relating to sales, advertising, promotions, financial matters, customers, customer lists, customer purchases or requirements, and other trade secrets.

         c. Williams agrees and understands that the remedy at law for any breach by him of this Section 15 may be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of Williams' violation of any legally enforceable provision of this Section 15, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 15 shall be deemed to limit the Company's remedies at law or in equity for any breach by Williams of any of the provisions of this Section 15 that may be pursued or availed of by the Company.

     16. Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be settled finally and exclusively by arbitration held in Washtenaw County in the State of Michigan in accordance with the rules of the American Arbitration Association then in effect. Such arbitration shall be conducted by an arbitrator(s) appointed by the American Arbitration Association in accordance with its rules and any finding by such arbitrator(s) shall be final and binding upon the parties. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the parties' consent to the jurisdiction of the courts of the State of Michigan for this purpose. Nothing contained in this Section 16 shall be construed to preclude the Company from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent a breach or contemplated breach of this Agreement by Williams as provided in Section 15 hereof.

     17. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder to be given under this Agreement shall be given in writing and shall be deemed sufficiently given, served and received for all purposes upon the first to occur of actual receipt, or delivery by generally recognized overnight courier service, or three (3) days after deposit in the United States mail, postage prepaid, registered or certified, return receipt requested addressed, to the following address (or to a revised address provided to the other party):

               If to the Company:              In all events, with a copy to:

               Genomic Solutions Inc.          Jaffe, Raitt, Heuer & Weiss,
               4355 Varsity Drive, Suite E     Professional Corporation
               Ann Arbor, Michigan  48108         One Wooward Avenue, Suite 2400
               Attn: Chief Financial Officer      Detroit, MI 48226
                                                           Attn:  Peter Sugar

               If to Williams:                 In all events, with a copy to:

               Jeffrey S. Williams             Golden & Gorman, P.C.
               7049 Suncrest Drive             255 E. Brown St., Suite 110
               Saline, Michigan  48176         Birmingham, MI 48009
                                                        Attn:  Douglas J. Golden

     18.      Miscellaneous.

              1). The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

              2). The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Williams under this Agreement shall inure to the benefit of, and shall be binding upon, Williams and his heirs, personal representatives and assigns. This Agreement is personal to Williams and he may not assign his obligations under this Agreement in any manner whatsoever.

              3). The failure of either party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

              4). This Agreement supersedes all agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination, waiver, or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

              5). This Agreement shall be governed by and construed according to the laws of the State of Michigan.

              6). Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

              7). This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              8). The Company hereby represents and warrants unto Williams as follows: (i) the Company has the requisite corporate power and authority to enter into this Agreement and carry out the transactions contemplated hereby; (ii) the execution, delivery, and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and do not violate any agreement by which the Company is bound, or any law, rule, or regulation to which the Company is subject; and (iii) the person executing this Agreement on behalf of the Company has the requisite authority to execute this Agreement, has been duly authorized to do so, and upon his execution, this Agreement shall be binding upon the Company in accordance with its terms and conditions.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date first written above.



                                    COMPANY:

                                    GENOMIC SOLUTIONS INC.
                                    a Delaware corporation



                                    ----------------------------------------
                                    J. MATTHEW MACKOWSKI
                                    Chairman, Compensation Committee




                                    EXECUTIVE:



                                    ----------------------------------------
                                    JEFFREY S. WILLIAMS

                                    EXHIBIT A

The following shall be used to determine the level of performance bonus payable to Williams during 2000. Criteria for future performance bonuses shall be determined by the Board in consultation with Williams.:

1. The maximum annual performance bonus Williams may earn shall not exceed Fifty Percent (50%) of Williams' Base Salary.
2. The Board shall approve an annual operating plan for each calendar year (the "Budget"). Seventy Percent (70%) of Williams performance bonus shall be based on actual achievement versus Budget as follows:
       -  Net Revenue vs. Budget shall determine 50% of the performance bonus
       - Operating Profit vs. Budget shall determine 20% of the performance bonus
     For each of the two Budget categories (a "Category") listed above in this section 2, the bonus shall be calculated by comparing the actual dollar performance to the planned dollar performance for the Category in the Budget. Should the Company achieve 100% or higher of the Budget (as measured in dollars) than Williams shall receive 100% credit for said Category. Should the Company achieve between 75% and 100% for the Category, Williams shall receive pro rata credit for the Category. For example, should the Company have a Budget of $20 for Net Revenue and the Company actually achieve $18, Williams would receive 90% credit for the Net Revenue Category, or 45% (90% x the 50% of the bonus determined by the Net Revenue Category). For actual performance that is less than 75% of Budget for a Category, Williams shall receive 0% credit for the Category.


3. Thirty Percent (30%) of Williams' performance bonus shall be based on achieving certain strategic goals of the Company. This portion of the bonus shall be at the subjective discretion of the Board based on Williams' achievements during the year with regard to acquisitions, partnerships, financings, or other significant strategic events.